Exhibit e(2)


                          Variable Annuity Portfolios
                               6 St. James Avenue
                          Boston, Massachusetts 02116

                              __________ ___, 1999

CFBDS, Inc.
21 Milk Street, 5th Floor
Boston, Massachusetts  02109

        Re:    Variable Annuity Portfolios - Distribution Agreement

Ladies and Gentlemen:

     This letter serves as notice that CitiSelect VIP Folio 100 is hereby added to the list of series of the above-named Trust to which CFBDS, Inc. ("CFBDS") renders services as distributor pursuant to the terms of the Distribution Agreement dated as of November 8, 1996 (the "Agreement") between the Trust and CFBDS.

     Please sign below to acknowledge your receipt of this notice adding the Series as a beneficiary under the Agreement.

                             VARIABLE ANNUITY PORTFOLIOS

                             By:

                             Title:

Acknowledgment:

CFBDS, INC.

By:

Title: